Exhibit 10.2

EXECUTIVE LIFE INSURANCE AGREEMENT

FOR

GEORGE G. GLEASON, II

BANK OF THE OZARKS

Little Rock, Arkansas

Effective May 4, 2010

EXECUTIVE LIFE INSURANCE AGREEMENT

This Executive Life Insurance Agreement (the “Agreement) is effective as of the 4th day of May, 2010 by and between BANK OF THE OZARKS (the “Bank”), an Arkansas state chartered commercial bank, and George G. Gleason, II, (the “Executive”). BANK OF THE OZARKS, INC. (the “Company”), an Arkansas corporation, is a signatory to this Agreement for the purpose of acknowledging and consenting to the Agreement, the Bank’s performance hereunder, and the Company’s obligation to reimburse the Bank for the bonus payments made pursuant hereto.

WITNESSETH:

WHEREAS, the Executive is employed by the Bank as its Chairman and Chief Executive Officer and also fills the same positions with the Company, for which the Company periodically reimburses the Bank for a portion of the Executive’s total compensation and benefit costs based on the estimated allocation of the Executive’s time devoted to performance of Bank and Company duties;

WHEREAS, the Bank and the Company recognize the valuable services heretofore performed for them by the Executive and wish to encourage his continued employment and to provide him with additional incentive to achieve corporate objectives;

WHEREAS, Company desires to help ensure that the shareholders of the Company will not be adversely affected by price fluctuations in the Company’s stock which might result if the Executive’s estate or the estate of his spouse were to liquidate its ownership in the Company in order to pay estate taxes following the death of both Executive and his spouse, either pre-retirement or post-retirement; and

WHEREAS, the Bank will provide Executive with annual bonuses pursuant to this Agreement, which bonuses Executive intends to use to fund premiums on insurance policies which will provide liquidity to the estates of the Executive or his spouse so the need for liquidation of their ownership in the Company will be reduced or eliminated;

WHEREAS, the Company shall reimburse the Bank for the cost of the bonus payments made pursuant hereto; and

WHEREAS, the Bank has adopted this Executive Life Insurance Agreement which controls all issues relating to the bonus payments described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank, the Company and the Executive agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Agreement” means this Executive Life Insurance Agreement.

1.2	“Annual Bonus” means the sum of the Net After Tax Bonus for the applicable year plus the Tax Gross Up for the applicable year.

1.3	“Bank” means Bank of the Ozarks and any successor thereto.

1.4	“Board” means the Board of Directors of the Bank.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Company” means Bank of the Ozarks, Inc. and any successor thereto.

1.7	“Effective Date” of this Agreement shall be May 4, 2010.

1.8	“Net After Tax Bonus” means an amount equal to $216,682.

1.9	“Tax Gross Up” means an amount equal to the employment and income taxes attributable to a gross bonus amount required to realize the Net After-Tax Bonus after deducting applicable employment and income taxes. The Tax Gross Up will be determined by using the actual employment tax rates then applicable on such amount and the marginal individual tax rates for state and federal income taxes in effect for the Executive’s tax year which includes the date of payment of the Annual Bonus and assuming that the Executive’s income for the tax year equals his income for the immediately preceding tax year.

SECTION II

BONUSES

2.1

Annual Bonuses. In order to carry out the purpose of this Agreement, the Bank has agreed to pay the Executive a bonus amount equal to the Annual Bonus beginning on or about May 4th, 2010 and on or about May 4th of the following calendar years, but no later than ninety (90) days from each May 4th, until the earlier of (i) a total of fourteen (14) annual payments of the Annual Bonus have been made, or (ii) the Executive’s termination of employment with both the Bank and the Company for any reason, including death.

2.2	Evidence of Insurance. The Executive shall provide the Personnel and Compensation Committees of the Bank and the Company with such documentation as such committees may, from time to time, reasonably require to document (i) the use of such Net After Tax Bonus amounts for the purpose of paying such insurance premiums and (ii) the amount and status of such insurance policies.

SECTION III

UNSECURED GENERAL CREDITOR

3.1	Unsecured General Creditor. The rights of the Executive, or any other person claiming through the Executive, shall be solely those of an unsecured general creditor of the Bank and the Company in the same manner as any other creditor having a general claim for matured and unpaid compensation. At no time shall the Executive be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank or the Company. The Executive or any other person claiming through the Executive, shall only have the right to receive from the Bank those payments or amounts so specified under this Agreement.

SECTION IV

MISCELLANEOUS

4.1	No Effect on Employment Rights. Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank or the Company nor limit the right of the Bank or the Company to discharge or otherwise deal with Executive without regard to the existence of this Agreement.

4.2	State Law. The Agreement is established under, and will be construed according to, the laws of the State of Arkansas.

4.3	Severability. In the event that any of the provisions of this Agreement or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank or the Company would be retroactively applied to invalidate this Agreement or any provision hereof or cause the benefits hereunder to be taxable, then: (i) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (ii) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Bank in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

4.4	Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, no individual acting as an employee or agent of the Bank or the Company, or as a member of the Board of the Bank or the Board of Directors of the Company shall be personally liable to the Executive or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

4.5	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

4.6	Effect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s or Company’s existing or future compensation structure.

4.7	Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Bank, the Company, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and beneficiaries.

4.8	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

4.9	Compliance with Code §409A. Notwithstanding any provision of the Agreement to the contrary, in the event that the Board determines that any amounts payable hereunder will be taxable to Executive under Code Section 409A and related Department of Treasury guidance prior to payment to Executive of such amount, the Board may (i) adopt such amendments to the Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Board determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Board determines necessary or appropriate to avoid the imposition of an additional tax under Code Section 409A. The Board shall implement the provisions of this Section 4.9 in good faith; provided, that neither the Bank, the Company, the Board, nor any of the Bank’s or any of its subsidiaries’ or parents’ employees or representatives shall have any liability to any person with respect to this Section 4.9.

SECTION V

AMENDMENT/TERMINATION

5.1	Amendment or Termination. The Bank reserves the right to amend or terminate the Agreement when, with the mutual consent of the Executive it is decided that such amendment or termination is advisable. Notwithstanding the above, after the final Annual Bonus is paid, this Agreement shall terminate.

SECTION VI

EXECUTION

6.1	This Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

6.2	This Agreement shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this          day of             , 2010.

ATTEST:	BANK OF THE OZARKS

By:
Secretary

Title:

ATTEST:	BANK OF THE OZARKS, INC.

By:
Secretary

Title:

.

EXECUTIVE

George G. Gleason, II